SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into effective this     day of                             , 2005 (the “Effective Date”), by and among BEARINGPOINT, INC., a Delaware corporation (“Sublandlord”); HEALTHAXIS, INC., a Pennsylvania corporation, and HEALTHAXIS, LTD., a Texas limited partnership (collectively, “Subtenant”, and the same are jointly and severally liable for the obligations of either of them hereunder; and Sublandlord and Subtenant may sometimes hereinafter be collectively referred to as the “Parties”).

RECITALS

A. GPI Plaza, LP, a Texas limited partnership (“Prime Landlord”), and KPMG LLP, a Delaware limited liability partnership (“Original Tenant”), entered into that certain Office Lease dated February 29, 2000 (the “Original Lease”), a copy of which is attached hereto as Exhibit A, pursuant to which Original Tenant leased approximately 76,059 rentable square feet of rentable area (as affected by the amendments described below, the “Premises”), all situated in that certain real property currently commonly known as 7301 North State Highway 161, Irving, Texas (the “Building”).

B. The Original Lease was subsequently assigned to and assumed by BearingPoint, LLC, a Delaware limited liability company (f/k/a KPMG Consulting, LLC) pursuant to the terms of that certain Assignment And Assumption Agreement dated February 1, 2000 (the “KPMG Assignment”), a copy of which is attached hereto as Exhibit B.

C. The Original Lease was subsequently assigned to and assumed by Sublandlord, pursuant to the terms of that certain Assignment And Assumption Agreement dated effective March 1, 2004 (the “BearingPoint Assignment”), a copy of which is attached hereto as Exhibit C.

D. The Original Lease was subsequently amended pursuant to the terms of that certain Second Amendment To Lease Agreement dated effective March 1, 2004, pursuant to which certain signage rights were granted to Prime Landlord (the “First Amendment”; and for the purposes of this Sublease, the Original Lease, the KPMG Assignment, the BearingPoint Assignment, and the First Amendment may sometimes hereinafter be collectively referred to as the “Prime Lease”), a copy of which is attached hereto as Exhibit D.

E. Sublandlord desires to sublease a portion of the premises demised under the Original Lease to Subtenant, and Subtenant desires to sublease such premises from Sublandlord, upon the terms and subject to the conditions set forth in this Sublease.

PROVISIONS

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. Subtenant and Sublandlord acknowledge the above Recitals to this Sublease are true and correct, and the same are incorporated by reference into the body of this Sublease.

2. Sublease Premises. Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, a portion of the premises demised under the Original Lease, which the

Parties stipulate to contain 20,000 rentable square feet of office space situated on the 3RD Floor of the Building (the “Sublease Premises”), as more particularly shown on Schedule 2.

3. Furniture, Fixtures, And Equipment Included. Sublandlord shall grant to Subtenant its license to use those items of furniture, fixtures, and equipment described on Schedule 3(a) (the “Personalty”) throughout the Term. With respect thereto, and effective upon the Sublease Term Commencement Date, Sublandlord will deliver its License Agreement, identical in form to the License Agreement attached hereto as Exhibit 3(b). Provided an Event of Default is not then continuing under this Sublease, the Personalty shall be conveyed to Subtenant effective April 1, 2007 (the “Conveyance Date”). With respect thereto, and effective upon the Conveyance Date, Sublandlord shall deliver its Bill Of Sale And Assignment Of Interest, identical in form to the Bill Of Sale And Assignment Of Interest attached hereto as Exhibit 3(c).

4. Term. The initial term of this Sublease shall commence on April 1, 2005 (the “Sublease Term Commencement Date”), and continue through and including June 30, 2010 (the “Term”), unless sooner terminated as provided hereunder.

5. Rent.

(a) Base Rent. Base rent under this Sublease shall be payable commencing upon the Base Rent Commencement Date and continuing through June 30, 2010. Subtenant shall pay base rent to Sublandlord as follows:

(i) Commencing on the Rent Commencement Date and continuing through and including March 31, 2007, Base Rent shall be payable in the amount of Twenty-Three Thousand Three Hundred Thirty-Three And 33/100 Dollars ($23,333.33) per month, based upon a rate equal to Fourteen Dollars ($14.00) per rentable square foot. For the purposes of this Sublease, the term, “Rent Commencement Date,” shall mean January 1, 2006.

(ii) Commencing on April 1, 2007 and continuing through and including March 31, 2009, Base Rent shall be payable in the amount of Twenty-Five Thousand Four Hundred Sixteen And 67/100 Dollars ($25,416.67) per month, based upon a rate equal to Fifteen And 25/100 Dollars ($15.25) per rentable square foot.

(iii) Commencing on April 1, 2009 and continuing through and including June 30, 2010, Base Rent shall be payable in the amount of Twenty-Five Thousand Eight Hundred Thirty-Three And 33/100 ($25,833.33) per month, based upon a rate equal to Fifteen And 50/100 Dollars ($15.50) per rentable square foot.

For the purposes of this Sublease, each of the rental payments more particularly described in sub-Paragraphs 5(a)(i) through (iii) may sometimes hereinafter be collectively referred to as “Base Rent.” Each monthly installment of Base Rent shall be payable in advance on the first day of each calendar month without notice or demand and, unless provided herein, without set-off, deduction, or abatement. In the event the Term commences, expires, or is earlier terminated on a day which is not the first day of a given calendar month, Base Rent payments shall be prorated based upon the ratio the number of days elapsed from the date of commencement, expiration, or termination bears to a thirty (30) day month.

(b) Operating Expenses. In addition to Base Rent, commencing on the Sublease Term Commencement Date, Subtenant shall remit its allocation of Tenant’s Pro Rata Share of Operating

Expenses as more particularly described in the Prime Lease, subject to the terms of this Sublease (“Subtenant OPEX”). Provided, however, for the purposes of this Sublease, the following defined terms within the Original Lease shall bear the following meanings, “Base Operating Expense,” shall mean an amount equal to the actual Operating Expenses for calendar year 2005 (the “Base Year”), as the same relate to the Sublease Premises; “Actual Operating Expense Increase” shall mean the actual Operating Expenses for the applicable calendar year, as the same relate to the Sublease Premises, less the Base Operating Expense; and “Estimated Operating Expense Increase” shall mean Sublandlord’s reasonable estimate of Subtenant OPEX for the applicable calendar year, less the Base Operating Expense; and the expression, “as the same relate to the Sublease Premises ,” shall mean twenty-six and 30/100 percent (26.30%). Notwithstanding the provisions of Section 5.01 of the Prime Lease, commencing April 1, 2006, and continuing throughout each Lease Year of the Term, Subtenant OPEX shall not be increased greater than three percent (3%) over Subtenant OPEX payable for the prior Lease Year. For the purposes of this Sublease, the term “Lease Year,” shall mean the twelve (12) month period commencing on the Sublease Term Commencement Date and each anniversary thereafter throughout the Term, and expiring on that date which arises 365 days following either of them. Expressed in formulaically, the obligation of Subtenant for the payment of Operating Expenses shall be:

Actual Operating Expense Increase:

Actual Operating Expense for the calendar year then-ended, less Base Operating Expense, multiplied by 26.30, minus Estimated Subtenant OPEX remitted throughout the subject calendar year = Subtenant OPEX.

Estimated Operating Expense Increase:

Sublandlord’s Estimate of Subtenant OPEX for the current calendar year, less Base Operating Expense, multiplied by 26.30, divided by 12 = Estimated Subtenant OPEX

(c) Additional Rent. As Additional Rent under this Sublease, Subtenant shall pay additional charges due and owing under this Sublease, which additional charges shall include, without limitation, (i) the portion of Tenant’s Electricity Charge applicable to the Sublease Premises, which shall be based upon the ratio the rentable square footage of the Sublease Premises bears to the Premises, (ii) costs and expenses due from Subtenant and accruing to Sublandlord under this Sublease, to include, interest accruals on past-due Rent payments, costs of collection under this Sublease, and related expenses, if any, accruing to Sublandlord in enforcing its rights under this Sublease; (iii) the costs associated with Subtenant-requested after-hours HVAC service, excess electrical consumption, and related supplemental services which exceed Building standard provision therefor, payable at Sublandlord’s actual c ost; (iv) Subtenant OPEX, as defined at Paragraph 5(b) above; and (v) an allocation of those costs deemed Rent under the Prime Lease, or arising from acts or omissions of Subtenant; provided, however, in the event any Rent assessment under the Prime Lease is assessed based upon Tenant’s Pro Rata Share, Subtenant shall remit 26.30% of such Rent assessment, which percentage evidences the ratio the rentable square footage of the Sublease Premises bears to the rentable square feet of the Premises. Except for the monthly payment of the Estimated Operating Expense Increase, which shall be payable monthly in conjunction with the payment of Base Rent, such additional charges shall be due and payable by Subtenant within thirty (30) days of receipt of invoice therefor received from Sublandlord.

(d) Security Deposit. Concurrently with the execution of this Sublease, Subtenant shall pay to Sublandlord the sum of Twenty-Five Thousand Eight Hundred Thirty-Three And 33/100 Dollars ($25,833.33), which amount is equal to one month Base Rent at the then-payable rate with respect to the final two (2) years of the Term (and, for the purposes of this Sublease, such monies on deposit with Sublandlord from time to time pursuant to this Paragraph 5(d) to time, without waiving any other remedy available to Sublandlord, use or draw on the Deposit, or any portion of it, to the extent necessary to cure or remedy the default or to compensate Sublandlord for all or a part of the damages sustained by Sublandlord resulting from Subtenant’s default. Subtenant shall immediately pay to Sublandlord within five (5) days following demand, the amount so applied in order to restore the Deposit to its original amount, and Subtenant’s failure to immediately do so shall constitute a default under this Sublease. If Subtenant is not in default with respect to the covenants and obligations set forth in this Sublease at the expiration or earlier termination of this Sublease, Sublandlord shall return the Deposit to Subtenant after the expiration or earlier termination of this Sublease. Sublandlord’s obligations with respect to the Deposit are those of a debtor and not a trustee. Sublandlord shall not be required to maintain the Deposit separate and apart from Sub landlord’s general or other funds and Sublandlord may commingle the Deposit with any of Sublandlord’s general or other funds. Subtenant shall not at any time be entitled to interest on the Deposit.

(e) Late Fees and Returned Check Charges. In addition to any other remedy set forth in this Sublease, at law, or accruing to the Parties under the Prime Lease, if payment of Rent is not made by the fifth business day following the date on which such amount is due and payable, Subtenant shall pay to Sublandlord a late charge equal to the greater of (i) Two Hundred Fifty Dollars ($250.00), or (ii) five percent (5%) of such overdue payment. In the event any check of Subtenant is returned to Sublandlord for non-payment, Sublandlord shall assess an administrative charge in the amount of Fifty Dollars ($50.00) on each check so returned. Subtenant shall pay any late fee or returned check administrative charge on the first day of the month following the month in which such fee or charge was incurred. Upon incurrence, such fee or charge shall be deemed Additional Rent.

(f) Rent; Defined. For the purposes of this Sublease, Base Rent and Additional Rent, and the payment of any other monies payable by Subtenant under this Sublease may sometimes hereinafter be collectively referred to as “Rent”.

6. Sublease Premises Not Separately Demised. Sublandlord and Subtenant acknowledge and agree the Sublease Premises is not separately demised from the third floor Premises. Throughout the Term, Subtenant covenants it will honor the parameters of the Sublease Premises, as more particularly described on Schedule 2. In the event Subtenant desires to expand the Sublease Premises into the remaining third floor Premises (the “Expansion Premises”), such expansion shall be evidenced by a written amendment to this Lease. The rental rate for the Expansion Premises shall be the Base Rent and Additional Rent then-payable under this Sublease; provided, however, Subtenant’s allocation of Tenant’s Pro Rata Share shall be increased to reflect the inclusion of the Expansion Premises within the Sublease Premises.

7. Tenant Improvements. Subtenant acknowledges Subtenant shall be solely responsible and liable for constructing any and all improvements to the Sublease Premises. Sublandlord is not obligated to make any improvements to the Sublease Premises. Prior to commencing the construction of any work in the Sublease Premises, if any, Subtenant will deliver to Sublandlord full, complete working drawings and specifications for the improvements Subtenant desires to construct in the Sublease Premises, as well as the names, addresses, and qualifications of all prospective architects, engineers, and contractors which Subtenant intends to use for performance of the Sublease Premises improvements (collectively, the “TI Materials”). Sublandlord will notify Subtenant of its approval or disapproval of the TI Materials within fifteen (15) calendar days of receipt thereof by Sublandlord; in the event approval or disapproval is not received within such fifteen (15) calendar day period, the TI Materials shall be deemed approved by Sublandlord. Sublandlord shall not unreasonably withhold or condition its approval of the TI Materials; provided the TI Materials are approved by Prime Landlord. For the p urposes of this Sublease, the approved working drawings and specifications are referred to as the “Plans and Specifications,” the improvements shown thereon are referred to as the “Tenant Improvements,” and the approved general contractor is referred to as the “Contractor”. Before commencing any Tenant Improvements, Subtenant will deliver to Sublandlord certificates evidencing proof of insurance of the type required below, as well as copies of all necessary permits and licenses. Throughout the performance of the Tenant Improvements, Subtenant shall maintain in full force and effect builder’s “all risk” insurance and general liability insurance in amounts, types, and with carriers reasonably acceptable to Sublandlord, as well as workers’ compensation coverage as required by law. Such insurance policies shall name Prime Landlord, Sublandlord, and such additional parties as Sublandlord may reasonably request, provided such beneficiary designation is allowed unde r the Prime Lease, as additional insureds. In all events, Subtenant shall cause the Tenant Improvements to be constructed (a) promptly by the approved Contractor, (b) in a good and workmanlike manner, (c) in compliance with all applicable laws, ordinances, codes, permits, licenses and insurance requirements, (d) in full compliance with all of the reasonable rules and regulations applicable to third party contractors and suppliers performing work at the Building, (e) in compliance with any security requirements of Sublandlord or Prime Landlord, (f) subject to the approval of Sublandlord and Prime Landlord, (g) in compliance with the Prime Lease, and (h) entirely at Subtenant’s sole cost and expense.

Sublandlord may oversee the construction of the Tenant Improvements. Immediately after completing the Tenant Improvements, Subtenant shall furnish Sublandlord with a certificate of occupancy, requisite Contractor affidavits, full and final lien waivers (sufficient under Texas law to extinguish all lien rights), and receipted bills covering all labor and materials expended and used in connection with the Tenant Improvements. Subtenant hereby releases and will indemnify, protect, defend (with counsel reasonably acceptable to Sublandlord), and hold harmless Sublandlord, Prime Landlord, and their respective agents and employees from and against any and all claims, damages, causes of action, liabilities, or expenses in any manner relating to or arising out of any work performed, materials furnished, or obligations incurred by or for Subtenant or any person or entity claiming by, through, or under Subtenant, in connection with any Tenant Improveme nts.

8. Parking. Throughout the Term and subject to the Prime Lease, Subtenant is hereby granted a limited license to utilize (a) surface parking spaces equal to ninety (90) unreserved spaces, and two (2) reserved spaces; and (b) covered parking spaces equal to twenty-five (25) unreserved spaces, and seven (7) reserved spaces, at no additional charge to Subtenant.

9. Subtenant Obligations.

(a) Repairs and Maintenance. Except for any Tenant Improvements, Subtenant shall maintain the Sublease Premises in the same condition in which the same was received by Subtenant on the Sublease Term Commencement Date, reasonable wear and tear excepted.

(b) Janitorial Services. Janitorial services shall be provided to the Sublease Premises subject to the provisions of the Prime Lease. Only to the extent building standard cleaning costs are not included in Operating Expenses, Subtenant shall enter into a direct contract with its own janitorial service company, or that approved by Prime Landlord, and Sublandlord shall bear no responsibility or liability to Subtenant with regard to such janitorial service or the daily maintenance and cleaning of the Sublease Premises.

10. Insurance.

(a) General Public Liability And Property Damage Coverage Required. Throughout the Term, Subtenant shall carry and maintain commercial general public liability and property damage insurance in the coverage types and amounts as required under the Prime Lease. Such policies shall be underwritten by such insurance companies as are satisfactory to Sublandlord, in its reasonable discretion. All such policies shall be issued by companies licensed to do business in the state in which the Sublease Premises is located. Each insurance policy maintained by Subtenant shall insure Subtenant, as principal insured, and provide Sublandlord and Prime Landlord with coverage as additional insureds, in connection with any liability arising out of events occurring on or about the Sublease Premises or with respect to the use and occupancy thereof. Each policy required hereunder shall contain a provision requiring each insurer to provide Sublandlord and Prime Landlord with thirty (30) days written notice prior to canceling or terminating such policy for any reason, including expiration of the coverage period. Upon execution of this Sublease, Subtenant shall deposit a certificate evidencing such insurance coverages in the care of Sublandlord.

(b) All-Risk Property Insurance Coverage Required. Throughout the Term, Subtenant shall maintain all-risk property insurance for the full replacement value of Subtenant’s inventory, personal property, equipment, trade fixtures, and other personal property, including the Personalty, located in the Sublease Premises.

(c) Obligation of Subtenant; Premium Payment. Subtenant shall procure and pay for renewals of its insurance from time to time prior to the expiration thereof. Subtenant shall additionally deliver to Sublandlord any renewal policy or certificate at least thirty (30) days prior to the expiration of any existing policy.

(d) Waiver of Subrogation. Sublandlord and Subtenant each waives its right of recovery against the other and releases the other from any claim arising out of loss, damage, or destruction to the Sublease Premises and the personal property situated therein, whether or not such loss, damage, or destruction may be attributable to the fault or negligence of either Party or its respective agents, invitees, contractors, or employees. Each Party shall look solely to the proceeds of its casualty insurance policy (and to its own funds, to the extent it is self-insured) to compensate it for any such loss, damage, or destruction. Sublandlord and Subtenant acknowledge and agree any policies currently existing or obtained on or after the Effective Date (including any renewals of the same) shall include a clause or endorsement to the effect any such release shall not adversely affect or impair such policies or prejudic e the right of the releaser to recover thereunder.

11. Damage, Destruction or Condemnation of the Sublease Premises. In the event of damage or destruction of the Sublease Premises or the taking of all or any part thereof under the power of eminent domain, this Sublease shall terminate only if the Prime Lease is terminated as a result thereof. In the event of any such occurrence, Rent payable hereunder shall abate only as long as and to the extent the rent due from Prime Tenant to Prime Landlord under the Prime Lease with respect to the Sublease Premises abates as a result thereof. Subtenant shall possess no claim against Sublandlord or Prime Landlord arising out of or related to any such damage or taking, or for any portion of the amount that may be awarded as a result; provided, however, Subtenant may assert any claim it may have against the condemnation authority for compensation associated with the loss of any property of Subtenant in connection with such action and for any relocation expenses compensable by statute, provided such awards are in addition to, and stated separately from, any award made in connection with the Building and the Premises. In no event shall Sublandlord or Prime Landlord be liable to Subtenant for any damages related to (a) business interruption or diminution in use of the Sublease Premises, or (b) the value of any unexpired portion of the Term.

12. Risk of Loss. All personal property, including the Personalty, of Subtenant and its employees, agents, contractors, or invitees in or about the Sublease Premises, or elsewhere on or about the Premises, shall be kept and stored at Subtenant’s sole risk. Subtenant shall hold Sublandlord harmless from any claims arising out of damage to, or loss of, the same, resulting from, but not limited to (i) any act (including theft) or omission, (ii) roof leaks, (iii) burst, ruptured, leaking, or overflowing pipes, heating or plumbing fixtures, (iv) fire or other casualty, (v) malfunction of electrical wires or fixtures, or (vi) failure of HVAC systems. Sublandlord shall not be liable for any interruption of or loss to Subtenant’s business arising from any of the above-described occurrences, or any indirect or consequential damages sustained by Subtenant arising out of the loss of or damage to any such property.

13. Representations And Warranties Of Sublandlord. As a material inducement to Subtenant to enter into this Sublease and consummate the transactions contemplated by this Sublease, Sublandlord represents and warrants to Subtenant, as follows:

(a) AS-IS Basis. Sublandlord makes no representation or warranty as to the Premises or the Sublease Premises, including, without limitation, any representation or warranty with respect to fitness for particular use; condition of the Premises, Sublease Premises, or the Personalty; applicable zoning restrictions imposed upon the Premises; or otherwise. The Sublease Premises is demised to Subtenant on an “AS IS” basis.

(b) Authority. Sublandlord is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Sublease. The execution and delivery of this Sublease and the consummation of the transactions contemplated by this Sublease are duly authorized by all necessary action of Sublandlord.

(c) No Default. Sublandlord is not in default under the Prime Lease or, to its knowledge, any other instrument upon which its performance hereunder is or might be conditioned.

14. Representations And Warranties Of Subtenant. As a material inducement to Sublandlord to enter into this Sublease and consummate the transactions contemplated by this Sublease, Subtenant represents and warrants to Sublandlord, as follows:

(a) Sublease Premises; Inspection Thereof. Subtenant has been afforded the opportunity to undertake a full and complete investigation, examination, and inspection of the Sublease Premises. Subtenant has determined the Sublease Premises is suitable for Subtenant’s intended use, and Subtenant shall bear full responsibility and liability for any special requirements in connection with Subtenant’s use of the Sublease Premises.

(b) Acceptance of the Sublease Premises. Subtenant accepts the Sublease Premises on an “AS IS” basis, without benefit of any representation or warranty of any kind by Sublandlord.

(c) Authority. HealthAxis, Inc. is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Pennsylvania, and has all requisite corporate power and authority to enter into this Sublease. HealthAxis, Ltd., is a limited partnership, duly formed, validly existing, and in good standing under the laws of the State of Texas, and has all requisite partnership power and authority to enter into this Sublease. The execution and delivery of this Sublease and the consummation of the transactions contemplated by this Sublease are duly authorized by all necessary actions of Subtenant, and upon execution by Subtenant, shall evidence an enforceable obligation of Subtenant.

15. Covenants of Sublandlord.

(a) Duty of Sublandlord; Prime Landlord Obligations. Sublandlord shall use its commercially reasonable efforts to cause Prime Landlord to observe or perform any obligations of Prime Landlord under the Prime Lease. In the event Subtenant discovers an existing event of default or non-performance by Prime Landlord, and Subtenant notifies Sublandlord of such default or non-performance, Sublandlord shall promptly notify Prime Landlord of such event of default or non-performance under the Prime Lease and request Prime Landlord to perform its obligations under the Prime Lease.

(b) Timely Payment. Sublandlord shall remit all payments required to be made to Prime Tenant under the Prime Lease as and when due, in order to maintain the Prime Lease in full force and effect.

(c) Continued Efficacy of Prime Lease. Sublandlord shall maintain the Prime Lease as it relates to the Sublease Premises during the entire term of this Sublease, subject, however, to any early termination of the Prime Lease, without the fault of Sublandlord.

(d) No Surrender. Sublandlord shall not surrender the Prime Lease to the Prime Landlord insofar as it relates to the Sublease Premises.

(e) Designated Sublease Administrator. Jones Lang LaSalle Americas, Inc. performs lease administration on behalf of Sublandlord. The point of contact with respect to the Sublease Premises at Jones Lang LaSalle Americas, Inc. is Amy Brooks, who may be reached at 904.359.9329.

16. Covenants of Subtenant.

(a) Inurement of Certain Prime Lease Provisions. Except as amended or modified by this Sublease, all rights, obligations, and duties of Tenant under the Prime Lease shall inure to Subtenant. Subtenant shall assume and perform all of the duties, covenants, agreements, and obligations of Prime Tenant, in its capacity as Tenant under the Prime Lease, as and when required by the Prime Lease, as applicable to the Sublease Premises.

(b) Obligations of Prime Landlord. Subtenant shall look solely to Prime Landlord for the performance of Prime Landlord’s obligations under the Prime Lease. Subtenant shall possess no claim against Sublandlord by reason of any default upon the part of the Prime Landlord.

(c) Use of the Sublease Premises. Subtenant shall use and occupy the Sublease Premises solely for general office use.

(d) Compliance with Laws. Throughout the Term and at the sole expense of Subtenant, Subtenant shall comply with all current and future laws, statutes (including The Americans With Disabilities Act of 1990 (42 U.S.C., Section 1201, et seq.), ordinances, orders, rules, regulations, and requirements of all federal, state and municipal governments, any instrumentality thereof, and the regulations of the board of fire underwriters having jurisdiction over the Sublease Premises (collectively, “Applicable Laws”), to the extent Applicable Laws require compliance within the Sublease Premises.

17. Prime Lease Interpretation; Certain Provisions Excluded. The following Sections and Articles of the Prime Lease shall not be applicable to this Sublease: Sections 2.02, 2.04, 3.01, 3.02, 3.03, 3.04, 3.05, 4.01, 4.02; Exhibit D-1; Rider 1, Rider 1, Schedule 1, Rider 2, Rider 3, and Rider 4. Except as excluded by this Paragraph 17, each right, obligation, and duty accruing to Tenant under the Prime Lease shall accrue to Subtenant under this Sublease with respect to the Sublease Premises, and, subject to the provisions of this Sublease, each right, obligation, and duty accruing to Landlord under the Prime Lease shall accrue to Sublandlord under this Sublease with respect to the Sublease Premises. In the event of any conflict or inconsistency between the terms and provisions of this Sublease and the terms and provisions of the Prime Lease, the terms and provisions of this Sublease, with respect to such conflict or inconsistency, shall govern and be binding for all such purposes. Defined terms not otherwise defined in this Sublease shall bear the meanings ascribed to such terms in the Prime Lease.

18. Subordination to Prime Lease. This Sublease is and shall be subject and subordinate to the terms and provisions of the Prime Lease from time to time. The Parties acknowledge and agree a copy of the Prime Lease has been delivered to and examined by Subtenant. The terms, covenants, and conditions set forth in the Prime Lease are incorporated herein by reference, except to the extent they are inapplicable or modified by the provisions of this Sublease. By executing this Sublease, Subtenant is entitled to no greater rights in the Sublease Premises than accrue to Sublandlord under the Prime Lease. Nothing contained in this Sublease shall be construed to create privity of estate or contract by and between Subtenant and Prime Landlord.

19. Indemnification.

(a) Indemnification by Subtenant. Except for the negligence or willful misconduct of Sublandlord, Subtenant shall indemnify, defend, and hold Sublandlord, and its employees and agents harmless from and against, any liability, damage, cost, or expense of any kind or nature, including court costs and reasonable attorneys’ fees, resulting from any failure by Subtenant to perform, keep, or obey the terms of this Sublease and the requirements of the Prime Lease with respect to the Sublease Premises, as provided under Paragraph 17. The obligation to indemnify hereunder shall operate whether or not Subtenant has placed and maintained the insurance specified by this Sublease and whether or not proceeds from such insurance are actually collectible; provided, however, the indemnifying party shall be relieved of its obligations of indemnity hereunder pro tanto of the amount of proceeds actually r ecovered by the indemnified party under such insurance. Subtenant shall additionally indemnify and hold Sublandlord harmless, with respect to the Sublease Premises, to the same extent Sublandlord is required to indemnify and hold Prime Landlord harmless under the Prime Lease.

(b) Indemnification by Sublandlord. Except to the extent any liability, damage, cost, or expense results directly from the negligence or willful misconduct of Subtenant or its employees, agents or contractors, Sublandlord shall indemnify, defend, and hold Subtenant, and its employees and agents, harmless from and against any liability, damage, cost, or expense of any kind or nature, including court costs and reasonable attorneys’ fees, which Subtenant may incur by reason of the negligence or willful misconduct on the part of Sublandlord, its employees, and agents, or by reason of the failure by Sublandlord to perform or obey the terms of this Sublease. Notwithstanding the foregoing, except for the negligence or willful misconduct of Sublandlord, its employees and agents as provided above, Sublandlord shall not be liable to Subtenant for any loss suffered by Subtenant under any circumstance, including, but not limited to circumstances arising in connection with (i) the negligence of Prime Landlord, its agents, servants, invitees, contractors, or subcontractors; (ii) defects, errors, or omissions in the construction or design of the Sublease Premises or the Premises, including the struct ural and nonstructural portions thereof; (iii) the loss of or injury to Subtenant, Subtenant’s property, or any item or action for which Subtenant is legally liable, from any cause whatsoever, including, but not limited to, theft or burglary; or (iv) any inspection, repair, alteration, addition, or the failure thereof undertaken or failed to be undertaken by Prime Landlord.

20. Sublease and Assignment. Subtenant shall not assign this Sublease or further sublease all or any portion of the Sublease Premises without the prior written consent of Sublandlord (which consent shall not be unreasonably withheld, conditioned, or delayed) and Prime Landlord. Subtenant shall not pledge its interest hereunder, allow liens to be placed on such interest, or suffer this Sublease or any portion thereof to be attached or taken upon execution. If consent is once given by Sublandlord to the assignment of this Sublease or the further sublease of the Sublease Premises or any interest therein, Sublandlord shall not be barred from subsequently refusing to consent to any further assignment or sublease, in its commercially reasonable discretion. Any attempt to sell, assign, or sublet without the consent of Sublandlord and Prime Landlord shall be deemed a default by Subtenant. If any assignment, subl ease, or other transfer obligates the transferee to pay to Subtenant amounts in excess of the Rent due under this Sublease (whether by increased rent, a lump sum payment, payment for the sale, transfer or lease of Subtenant’s fixtures or improvements, or any other form), then Subtenant shall pay to Sublandlord fifty percent (50%) of any such excess, after deduction for the actual, out-of-pocket costs of subleasing or assignment, solely limited to costs of marketing, brokerage commissions, and costs of improvements to the Sublease Premises associated with such subleasing or assignment, as Additional Rent, within seven (7) business days after receipt thereof by Subtenant. This Sublease shall not be assigned by operation of law. A transfer of the controlling stock in Subtenant or a change in the entity structure of Subtenant shall be deemed an assignment of this Sublease, requiring the prior written consent of Sublandlord. In connection with any assignment occurring pursuant to the foregoing sentence, Subl andlord shall use its commercially reasonable efforts to provide or deny such consent within three (3) business days of receipt of any such request to assign provided to Sublandlord by Subtenant, pursuant to this Sublease. Subtenant shall reimburse Sublandlord for all reasonable costs, including reasonable attorney’s fees, incurred by Sublandlord in connection with the review, approval, and preparation of documentation related to any requested assignment, sublease, or transfer by Subtenant.

21. Notices. All notices and other communications to be given under this Sublease shall be in writing and shall be deemed given (a) on the date of service, if served personally on the party to whom notice is to be given, (b) on the date of receipt, if delivered by telecopy or nationally recognized overnight courier, or (c) on the third business day after deposit in the U.S. mail, if mailed to the party to whom notice is to be given by first class mail, postage prepaid and properly addressed as follows:

If to Sublandlord:	BearingPoint, Inc. 1676 International Drive McLean, Virginia 22102-4828 Attention: Director, Real Estate

with a copy to:	BearingPoint, Inc. 1676 International Drive McLean, Virginia 22102-4828 Attention: General Counsel

and:	Remittance Address for Rent, Also Jones Lang LaSalle 214 Hogan Street, Suite 110 Jacksonville, Florida 32202 Attention: Lease Administration

If to Subtenant:	Pre-Sublease Term Commencement Date
HealthAxis, Ltd.
5215 North O’Connor Boulevard, Suite 800
Irving, Texas 75039

Post-Sublease Term Commencement Date
HealthAxis, Ltd.
7301 North State Highway 161
Irving, Texas 75039
Attention: General Counsel

22. Effect of Prime Lease Termination. This Sublease is dependent and conditioned upon the continued existence of the Prime Lease. This Sublease shall automatically terminate upon the termination, cancellation, or expiration of the Prime Lease.

23. No Waiver. No provision of this Sublease shall be deemed to have been waived unless such waiver is evidenced by a writing signed by the Party charged with such waiver. A waiver by Sublandlord of any default, breach, or failure of Subtenant under this Sublease shall not be construed as a waiver of any subsequent or different default, breach, or failure.

24. Holding Over. If Subtenant or anyone claiming under or through Subtenant holds over following the expiration or earlier termination of the Term without the express written consent of Sublandlord, Subtenant shall become a tenant at sufferance only, at a rate equal to the greater of (a) 150% times the Base Rent then in effect pursuant to this Sublease; or (b) the rental rate per square foot in effect under the Prime Lease upon the date of such expiration. Subtenant shall additionally pay any amount payable as a result of such holdover, including any holdover cost or penalty assessed by Prime Landlord in connection with the Premises. Acceptance by Sublandlord of Rent after such termination shall not constitute a consent to a holdover hereunder or result in a renewal of this Sublease. The foregoing provisions of this paragraph are in addition to and do not affect Sublandlord’s right of reentry or any other right of Sublandlord hereunder or at law.

25. Successors and Assigns. All of the terms, covenants, provisions, and conditions of this Sublease shall be binding upon and inure to the benefit of the successors and assigns of each of Sublandlord and Subtenant.

26. No Joint Venture. This Sublease does not and shall not create the relationship of principal and agent, partnership, joint venture, or any other association between Sublandlord and Subtenant, except that of Sublandlord and Subtenant.

27. Brokerage. The Parties acknowledge and agree Sublandlord is represented by Jones Lang LaSalle Americas, Inc. (“JLL”), and Subtenant is represented by Jackson & Cooksey (“J&C”; and JLL and J&C may sometimes hereinafter be collectively referred to as the “Brokers”), in each case, in connection with the transaction contemplated by this Sublease. Other than performance of certain activities by the Brokers, each Party represents no real estate broker or agent is involved in this Sublease, and each shall indemnify and hold the other harmless from any breach by it of this representation. Sublandlord shall be responsible for the payment of any commission due to the Brokers pursuant to the provisions of separate agreements between the Brokers and Sublandlord, in each case, negotiated independently of the transaction contemplated by this Sublease.

28. Severability. In the event any part of this Sublease is held to be unenforceable or invalid, for any reason, the balance of this Sublease shall not be affected and shall remain in full force and effect during the term of this Sublease.

29. Memorandum of Record. This Sublease shall not be recorded. In the event either Party so chooses, the Parties shall execute, in recordable form, a memorandum of this Sublease to be filed in the county in which the Premises is located. Each Party shall execute such memorandum within five (5) days of receipt of the same from Party requesting the same.

30. Choice of Law. This Sublease and all transactions contemplated by this Sublease shall be governed by, construed, and enforced in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of laws thereof.

31. Certain Statutory Rights, Waiver of Jury Trial, and Right to Counterclaim. SUBTENANT, FOR ITSELF, AND ALL PERSONS CLAIMING THROUGH OR UNDER IT, HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS WHICH ARE OR MAY BE CONFERRED UPON SUBTENANT (A) BY ANY CURRENT OR FUTURE LAW, THE EFFECT OF WHICH WOULD GRANT A NEW TRIAL IN ANY ACTION FOR EJECTION UNDER ANY PROVISION OF LAW, AFTER REENTRY UPON THE SUBLEASE PREMISES, OR ANY PART THEREOF, BY SUBLANDLORD, OR (B) AFTER SERVICE OF ANY WARRANT TO DISPOSSESS OR JUDGMENT IN EJECTION. EACH OF SUBLANDLORD AND SUBTENANT HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUMMARY OR OTHER ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, THE RELATIONSHIP OF SUBLANDLORD AND SUBTENANT, THE SUBLEASE PREMISES, THE USE AND OCCUPANCY THEREOF, OR ANY CLAIM OF INJURY OR DAMAGES. SUBTENANT ADDITIONALLY HEREBY WAIVES ALL RIGHT TO ASSERT OR INTE RPOSE A COUNTERCLAIM (OTHER THAN A COMPULSORY COUNTERCLAIM) IN ANY PROCEEDING OR ACTION TO RECOVER OR OBTAIN POSSESSION OF THE SUBLEASE PREMISES.

32. Counterparts. This Sublease may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original and all of which when taken together shall constitute but one and the same instrument. To facilitate execution, facsimile signatures shall be considered binding on the Parties; provided originals thereof are executed, delivered, and received promptly thereafter. Notwithstanding the foregoing, non-receipt of any original counterpart shall not affect the validity or enforceability of this Sublease, which shall attach upon receipt of a facsimile counterpart, as provided hereunder.

33. Exhibits and Schedules. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Sublease.

34. Entire Agreement. This Sublease, including any exhibits or schedules hereto, contains the entire understanding among the Parties and supersedes any prior understanding or agreement between them respecting the within subject matter. There are no representations, warranties, agreements, arrangements, or understandings, oral or written, between or among the Parties relating to the subject matter of this Sublease which are not fully expressed herein.

35. Effectiveness. This Sublease shall not be effective unless and until it has been signed by Sublandlord and Subtenant, and consented to by Prime Landlord.

[The Remainder of this Page Intentionally Left Blank.]

Signature Page to Sublease Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Sublease to be executed as of the day and year first above written.

BEARINGPOINT, INC.

By:	James R. Chalkley Director, Real Estate & Support Services

HEALTHAXIS, INC.

By:	Name: Title:

HEALTHAXIS, LTD.

By:	John M. Carradine President